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ImmunoCellular Therapeutics, Ltd.
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Jane Green
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ImmunoCellular Therapeutics Announces Issuance of Key Patent

for ICT-121 Cancer Vaccine

Los Angeles, CA - March 4, 2013 - ImmunoCellular Therapeutics, Ltd. ("ImmunoCellular") (NYSE MKT: IMUC) announced that the US Patent and Trademark Office (USPTO) has issued a key patent application covering ICT-121, an immunotherapeutic vaccine targeting CD133, an important cancer stem cell marker that is commonly overexpressed on a broad range of solid tumors. The patent includes claims covering composition of matter as well as methods of use. Specifically, the claims encompass immunogens comprising a CD133 epitope and variants thereof as well as methods of using such immunogens in immunization and to elicit cytotoxic T lymphocyte responses that are specific for tumor cells expressing HLA-A2.

"This issued patent provides significant protection for ICT-121 with what we believe are broad claims, and is an important addition to ImmunoCellular's intellectual property estate for our cancer vaccines and monoclonal antibodies," said Andrew Gengos, ImmunoCellular Chief Executive Officer. "We believe that our growing IP asset strengthens our leadership position in the cancer immunotherapy field, and we look forward to continuing to advance our cancer immunotherapy product candidates through the development process."

ICT-121 is a dendritic cell vaccine. CD133 is highly expressed on cancer stem cells on most solid tumors, including brain, colon, non-small cell lung, melanoma, pancreatic and breast cancers. ImmunoCellular plans to support an investigator-sponsored, 20-patient phase I trial in recurrent glioblastoma at Cedars-Sinai Medical Center.

About ImmunoCellular Therapeutics, Ltd.

ImmunoCellular Therapeutics, Ltd. is a Los Angeles-based clinical-stage company that is developing immune-based therapies for the treatment of brain and other cancers. ImmunoCellular is conducting a phase II trial of its lead product candidate, ICT-107, a dendritic cell-based vaccine targeting multiple tumor-associated antigens for glioblastoma. ImmunoCellular's pipeline also includes ICT-121, a dendritic cell vaccine targeting CD133, and ICT-140, a dendritic cell vaccine targeting ovarian cancer antigens and cancer stem cells. To learn more about ImmunoCellular, please visit www.imuc.com.

Forward-Looking Statements for ImmunoCellular Therapeutics

This press release contains certain forward-looking statements that are subject to a number of risks and uncertainties, including the risk that ICT-107 can be further successfully developed or commercialized and the timing of the initiation of the ICT-121 phase I clinical trial. Additional risks and uncertainties are described in IMUC's most recently filed quarterly report on Form 10-Q and annual report on Form 10-K. Except as required by law, IMUC undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.